UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Clearwire Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Class A Common Stock, par value $0.0001 per share, of Clearwire Corporation

(2)	Aggregate number of securities to which transaction applies: (A) 668,248,967 shares of Class A Common Stock outstanding and not beneficially owned by Sprint Nextel Corporation, SOFTBANK CORP. or any of their respective affiliates, (B) 65,644,812 shares of Class B Common Stock and Class B Common Units of Clearwire Communications, LLC outstanding and not beneficially owned by Sprint Nextel Corporation, SOFTBANK CORP. or any of their respective affiliates, which can be exchanged into 65,644,812 shares of Class A Common Stock, (C) 30,840,354 restricted stock units outstanding or reserved for issuance pursuant to awards made under the Company’s 2012 Performance Long-Term Incentive Plan and (D) 2,000,000 shares of Class A Common Stock issuable upon exercise of outstanding warrants with an exercise price of less than $3.40.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): solely for purposes of calculating the registration fee, the maximum aggregate value of the transaction was calculated as the sum of (A) 668,248,967 shares of Class A Common Stock outstanding and not beneficially owned by Sprint Nextel Corporation, SOFTBANK CORP. or any of their respective affiliates, multiplied by $3.40 per share, (B) 65,644,812 shares of Class B Common Stock and Class B Common Units of Clearwire Communications, LLC outstanding and not beneficially owned by Sprint Nextel Corporation, SOFTBANK CORP. or any of their respective affiliates, which can be exchanged into 65,644,812 shares of Class A Common Stock, multiplied by $3.40 per share, (C) 30,840,354 restricted stock units outstanding or reserved for issuance pursuant to awards made under the Company’s 2012 Performance Long-Term Incentive Plan, multiplied by $3.40 per share and (D) 2,000,000 shares of Class A Common Stock issuable upon exercise of outstanding warrants with an exercise price of less than $3.40, multiplied by $1.65 per share (which is the excess of $3.40 over the weighted average exercise price of such warrants)

(4)	Proposed maximum aggregate value of transaction: $2,603,396,052.20

(5)	Total fee paid: $355,103.22

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(4)	Date Filed:

Clearwire Corporation

1475 120th Avenue Northeast

Bellevue, Washington 98005

May 28, 2013

Dear Stockholders:

On or about April 23, 2013, we mailed you a proxy statement relating to a Special Meeting of the stockholders of Clearwire Corporation, which we refer to as the Company or Clearwire, originally scheduled to have been held on May 21, 2013, to consider and vote on, among other things, a proposal to adopt the Agreement and Plan of Merger, dated as of December 17, 2012 and as further amended, by and among Sprint Nextel Corporation, Collie Acquisition Corp., a wholly-owned subsidiary of Sprint, and the Company.

On or about May 22, 2013, we mailed to you a supplement to our proxy statement to advise you that the parties to the Merger Agreement executed an Amendment dated as of May 21, 2013 to the Merger Agreement to increase the per share merger consideration from $2.97 per share of Clearwire’s Class A common stock to $3.40 per share of Clearwire’s Class A common stock and update additional disclosures included in the proxy statement.

The purpose of this supplement is to update disclosure with respect to the proxy statement and proxy statement supplement dated May 22, 2013.

If the merger is completed, each outstanding share of Clearwire’s Class A common stock, par value $0.0001 per share (other than shares held by Sprint, SoftBank Corp., or any of their respective direct or indirect wholly-owned subsidiaries and any stockholders who properly exercise their appraisal rights under Delaware law), will automatically be converted into the right to receive $3.40 in cash, without interest, less any applicable withholding taxes.

Our board of directors, upon the recommendation of a Special Committee of the board consisting of three independent and disinterested directors who are not officers or employees of the Company or Sprint designees to the Company board, and who will not have an economic interest in the Company or the surviving corporation following the completion of the merger, has determined that the merger is advisable, is substantively and procedurally fair to, and is in the best interests of our unaffiliated stockholders. The Special Committee made its determination after consultation with its independent legal and financial advisors and consideration of a number of factors. Our board has also unanimously approved and declared advisable the Merger Agreement as amended by the Amendment and resolved to recommend that the stockholders adopt the Merger Agreement as amended by the Amendment.

The board of directors recommends that you vote “FOR” each of the proposals described in the proxy statement dated April 23, 2013, which we refer to as the proxy statement, as supplemented by the proxy statement supplement dated May 22, 2013 and this supplement to the proxy statement.

If you have already voted for the Merger Agreement proposal using a properly executed WHITE proxy card or otherwise voted for the Merger Agreement proposal over the Internet or by telephone, you will be considered to have voted in favor of adoption of the Merger Agreement, as amended, and do not need to do anything, unless you wish to revoke or change your vote. If you have not previously voted or if you wish to revoke or change your vote, please vote over the Internet or by telephone, or complete, date, sign and return the WHITE proxy card previously provided to you as soon as possible. If you attend the Special Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

The accompanying supplement to the proxy statement provides you with additional information about the Special Meeting, the Merger Agreement, the Amendment and the merger. The information provided in the proxy statement and the proxy statement supplement dated May 22, 2013 continues to apply, except as described in this proxy statement supplement. To the extent information in this proxy statement supplement differs from, updates or conflicts with information contained in the proxy statement or the proxy statement supplement dated May 22, 2013, the information in this proxy statement supplement is the more current information and will supersede the information in the proxy statement. We encourage you to carefully read the entire proxy statement supplement, as well as the original proxy statement and its annexes, the proxy statement supplement dated May 22, 2013 and its annexes and the Schedule 13E-3, including the exhibits attached thereto, filed by the Company, Sprint and certain of Sprint’s affiliates with the Securities and Exchange Commission. You may also obtain additional information about the Company from other documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares or revoking a prior proxy or desire another copy of the proxy statement, the proxy statement supplement dated May 22, 2013 or this proxy statement supplement, please contact our proxy solicitor, MacKenzie Partners, Inc. toll-free at (800) 322-2885, or collect at (212) 929-5500.

Thank you in advance for your cooperation and continued support.

Sincerely,

Erik Prusch

President and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

INTRODUCTION

This supplement to the proxy statement dated April 23, 2013, which we refer to as the proxy statement supplement, is being provided to you in order to update disclosure with respect to the proxy statement and proxy statement supplement dated May 22, 2013. In this proxy statement supplement, we refer to the merger of Collie Acquisition Corp. with and into Clearwire Corporation pursuant to the Merger Agreement, as amended, as the Merger, and we refer to Sprint Nextel Corporation as Sprint, Collie Acquisition Corp. as Merger Sub and Clearwire Corporation as Clearwire, the Company, us, our or we.

On May 21, 2013, the Company, Sprint and Merger Sub entered into a second amendment to the Agreement and Plan of Merger, dated as of December 17, 2012, and amended as of April 18, 2013, by and among Sprint Nextel Corporation, Collie Acquisition Corp., a wholly-owned subsidiary of Sprint, and Clearwire Corporation, which we refer to, as amended, as the Merger Agreement, which we refer to as the Amendment. The effect of the Amendment is to increase the per share merger consideration payable to holders of Clearwire’s Class A common stock, par value $0.0001 per share, which we refer to as Class A Common Stock, (other than shares held by Sprint, SoftBank Corp., which we refer to as SoftBank, or any of their respective affiliates) from $2.97 per share, without interest, less any applicable withholding taxes, to $3.40 per share, without interest, less any applicable withholding taxes.

The board of directors of the Company continues to recommend that you vote as follows:

1.	“FOR” the proposal to adopt the Merger Agreement, which we refer to as the Merger Agreement Proposal;

2.	“FOR” the proposals to amend the Company’s amended and restated certificate of incorporation to (a) increase the Company’s authorized shares of Class A Common Stock by 1,019,162,522 shares and (b) increase the Company’s authorized shares of Class B common stock, par value $0.0001 per share, which we refer to as Class B Common Stock and together with our Class A Common Stock as Common Stock, by 1,019,162,522 shares, which we refer to collectively as the Charter Amendment Proposal;

3.	“FOR” the proposals to authorize the issuance of (a) the Class A Common Stock and (b) the Class B Common Stock that may be issued upon (i) exchange of Clearwire Communications, LLC’s and Clearwire Finance, Inc.’s 1.00% Exchangeable Notes due 2018, which we refer to as the Notes, or (ii) with respect to the Class A Common Stock, upon exchange of the Class B Interests (as defined in the proxy statement), issued upon exchange of the Notes in accordance with Rule 5635(d) of the NASDAQ Listing Rules, which we refer to collectively as the NASDAQ Authorization Proposal;

4.	“FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal, the Charter Amendment Proposal or the NASDAQ Authorization Proposal, which we refer to as the Adjournment Proposal; and

5.	“FOR” the non-binding proposal regarding certain compensation arrangements for the Company’s named executive officers in connection with the Merger, which we refer to as the Golden Parachute Proposal.

These proposals are more fully described in the proxy statement dated April 23, 2013 and previously mailed to you on or about April 23, 2013, which we refer to in this proxy statement supplement as the proxy statement, as well as the proxy statement supplement dated May 22, 2013.

This proxy statement supplement updates the proxy statement. The information provided in the proxy statement and the proxy statement supplement dated May 22, 2013 continues to apply, except as described in this proxy statement supplement. To the extent information in this proxy statement supplement differs from, updates or conflicts with information contained in the proxy statement or the proxy statement supplement dated May 22, 2013, the information in this proxy statement supplement is the more current information and will supersede the information in the proxy statement. If you need another copy of the proxy statement, the proxy statement supplement dated May 22, 2013 or this proxy statement supplement, you may request copies of the proxy statement, the proxy statement supplement dated May 22, 2013 or this proxy statement supplement, without charge, by written or telephonic request directed to Clearwire Corporation, Attn: Investor Relations, 1475 120th Avenue Northeast Bellevue, Washington 98005, Telephone: (425) 636-5828; or from our proxy solicitor, MacKenzie Partners, Inc. toll-free at (800) 322-2885, or collect at (212) 929-5500.

The proxy statement, the proxy statement supplement dated May 22, 2013 and this proxy statement supplement may also be accessed at the Securities and Exchange Commission, which we refer to as the SEC, website at www.sec.gov or on the “Investor Relations” page of our corporate website at www.clearwire.com. The information provided on our website is not part of this proxy statement supplement, the proxy statement supplement dated May 22, 2013 or the proxy statement and is not incorporated in this proxy statement supplement, the proxy statement supplement dated May 22, 2013 or the proxy statement by this or any other reference to our website provided in this proxy statement supplement or the proxy statement. See “Where You Can Find More Information,” beginning on page S-9 of this proxy statement supplement.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the remainder of this proxy statement supplement, and, if you have not already done so, the proxy statement and the documents referred to in the proxy statement and the proxy statement supplement dated May 22, 2013, all of which you should read carefully. See “Where You Can Find More Information.”

The following information supplements and, where applicable, replaces the corresponding questions and answers under the heading “Questions and Answers About the Special Meeting and the Merger” beginning on page 96 of the proxy statement.

Q: Why am I receiving this additional proxy statement supplement?

A: You have been sent this proxy statement supplement so that we can provide you with important additional information about the Merger. This proxy statement supplement updates the proxy statement and proxy statement supplement dated May 22, 2013.

Q: Has the transaction changed other than with respect to the information contained in the proxy statement supplement dated May 22, 2013?

A: No, the terms of the transaction have not changed. The proposed transaction is the acquisition by Sprint of all of the Company’s Common Stock that Sprint and its affiliates do not already own, pursuant to the Merger Agreement. If the Merger Agreement Proposal is approved by our stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub, a wholly-owned subsidiary of Sprint, will merge with and into the Company and the Company will continue as the surviving corporation. We refer to this transaction as the Merger. As a result of the Merger, the Company will become a wholly-owned subsidiary of Sprint and will no longer be a publicly-held corporation. In addition, as a result of the Merger, our Class A Common Stock will be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended, we will no longer file periodic reports with the SEC on account of our Class A Common Stock, and you will no longer have any interest in our future earnings or growth.

In connection with the Merger Agreement, Clearwire, Clearwire Communications, LLC and Clearwire Finance, Inc. also entered into the Note Purchase Agreement, dated as of December 17, 2012 (as amended on January 31, 2013 and February 26, 2013), with Sprint, pursuant to which Sprint has agreed to purchase the Notes from us at our request, but subject to the conditions set forth in the Note Purchase Agreement. In order to allow Clearwire to request the full remaining amount of available financing provided by Sprint pursuant to the Note Purchase Agreement, you will also be asked to approve the Charter Amendment Proposal and the NASDAQ Authorization Proposal.

Q: How should I consider the Merger, in light of SoftBank and DISH’s competing offers to acquire Sprint?

A: On April 15, 2013, Sprint announced that it had received an unsolicited proposal from DISH to acquire Sprint, which we refer to as the DISH Sprint Proposal. Sprint announced that its board of directors will review the DISH Proposal carefully and consistent with its fiduciary and legal duties the Sprint board of directors subsequently established a special committee of the board to assess the DISH Sprint Proposal. On May 20, 2013, Sprint announced that it had received from SoftBank a waiver of various provisions of the Sprint-SoftBank Merger Agreement. The waiver permits Sprint and its representatives to furnish non-public information concerning Sprint to DISH and to engage with DISH in discussions and negotiations regarding the DISH Sprint Proposal.

Pursuant to the Sprint-SoftBank Merger Agreement, subject to certain requirements, the Sprint board of directors has the right to terminate the Sprint-SoftBank Merger Agreement in order to accept an unsolicited superior offer from a third party, which we refer to as a Sprint Superior Offer. The Sprint board of directors has not determined that the DISH Sprint Proposal in fact constitutes a Sprint Superior Offer, and there can be no assurance that the DISH Sprint Proposal will ultimately lead to a Sprint Superior Offer. The Sprint board of directors has not changed its recommendation with respect to, and continues to support, the Sprint-SoftBank Merger.

The Sprint board of directors and special committee will, consistent with their fiduciary duties and in consultation with their financial and legal advisors, continue to evaluate the DISH Sprint Proposal and discuss the proposal with DISH and SoftBank, as appropriate.

Pursuant to its terms, neither the Company nor Sprint has the right to terminate the Merger Agreement if Sprint terminates the Sprint-SoftBank Merger Agreement in order to enter into an agreement with respect to a Sprint Superior Offer. Rather, in the event of such a termination of the Sprint-SoftBank Merger Agreement, the Merger Agreement would remain in effect and Sprint’s obligation to consummate the Merger would be conditioned on the consummation of the transaction contemplated by the Sprint Superior Offer. If

Sprint enters into an agreement with respect to a Sprint Superior Offer, the Outside Date under the Merger Agreement is automatically extended to the end date under the agreement relating to the Sprint Superior Offer but may not be extended beyond December 31, 2013 without the Company’s consent. For more information, see “The Merger Agreement” in the proxy statement

Subject to the outcome of the Sprint board and special committee process to consider the DISH Sprint Proposal, Sprint believes the consummation of the Sprint-SoftBank Merger is likely to occur in mid-2013. If Sprint terminates the Sprint-SoftBank Merger Agreement in order to enter into a definitive agreement with respect to the DISH Sprint Proposal, due to the need to obtain regulatory and Sprint stockholder approvals, among other things, the consummation of such transaction would be delayed significantly past mid-2013, including potentially past the Outside Date (unless extended). See “The Merger Agreement-Termination.” This would have the effect of delaying the consummation of the Merger unless Sprint elected in mid-2013 (at or about the time that the Sprint-SoftBank Merger would have closed, and assuming all regulatory approvals obtained) to waive the condition that the alternative transaction be consummated prior to the Merger. Sprint has made no decision regarding whether it would waive this closing condition, or if it were to waive the condition, the likely timing of such waiver (any decision by Sprint to waive this condition prior to the termination of the Sprint-SoftBank Merger Agreement would require SoftBank’s consent).

The Merger Consideration to be paid by Sprint to the Clearwire’s stockholders upon consummation of the Merger will be the same regardless of whether (i) the Sprint-SoftBank Merger is consummated, (ii) Sprint consummates a transaction with DISH or another third party as a result of a Sprint Superior Offer or (iii) no such transaction with SoftBank, DISH or another third party is consummated and Sprint waives the closing condition that the Sprint-SoftBank Merger or an alternative transaction is consummated and consummates the Merger.

In addition, pursuant to the terms of the Voting and Support Agreement, each of the Voting Agreement Stockholders have the right to terminate the Voting and Support Agreement as to each of themselves by written notice to Clearwire and Sprint if Sprint has terminated the Sprint-SoftBank Merger Agreement in order to enter into an agreement with respect to a Sprint Superior Offer. In addition, if a party to the Voting and Support Agreement (other than Clearwire) terminates that agreement then the Agreement Regarding Right of First Offer will also terminate as to that party. Each party also has the right to terminate the Agreement Regarding Right of First Offer as to itself if Sprint has terminated the Sprint-Softbank Merger Agreement in order to enter into an agreement relating to a Sprint Superior Offer. As a result, if Sprint terminates the Sprint-SoftBank Merger Agreement in order to enter into the proposed transaction with DISH, then each of the Voting Agreement Stockholders may terminate their obligations to vote in favor of the Merger Agreement Proposal, the Charter Amendment Proposal, the NASDAQ Authorization Proposal and the Adjournment Proposal (and so such stockholders may vote their shares of Common Stock in their discretion), and the number of shares of Common Stock that Sprint may be obligated to acquire (and the relevant stockholders may be obligated to sell) pursuant to the Agreement Regarding Right of First Offer may decrease. For more information, see “The Voting and Support Agreement” and “The Agreement Regarding Right of First Offer.”

Q: When and where is the Special Meeting?

A: The Special Meeting of stockholders of the Company will be reconvened on May 31, 2013, at 10:30 a.m., Pacific Daylight Time at the Highland Center unless further adjourned by the Company.

Q: How does the board of directors recommend that I vote?

A: The board of directors continues to unanimously recommend that you vote “FOR” the Merger Agreement Proposal, “FOR” the Charter Amendment Proposal, “FOR” the NASDAQ Authorization Proposal, “FOR” the Adjournment Proposal, and “FOR” the Golden Parachute Proposal.

Approval of the proposal to adopt the Merger Agreement is independent of approval of the Charter Amendment Proposal, and each of these approvals is also independent of approval of the NASDAQ Authorization Proposal.

Q: Who can vote at the Special Meeting?

A: Stockholders of record as of the close of business on April 2, 2013, the record date for the Special Meeting, which we refer to as the Record Date, are entitled to receive notice of, and to vote at, the Special Meeting. Each record holder of shares of our Common Stock as of the Record Date is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of Common Stock that such holder owns as of the Record Date.

Q: How do I vote?

A: If you were a stockholder of record as of the Record Date, you may vote your shares on matters presented at the Special Meeting in any of the following ways:

•	in person—you may attend the Special Meeting and cast your vote there;

•	by proxy—stockholders of record have a choice of voting by proxy:

•	over the Internet (the website address for Internet voting is printed on the WHITE proxy card that was previously provided to you);

•	by using the toll-free telephone number noted on your WHITE proxy card; or

•	by signing, dating and returning your WHITE proxy card.

If you are a beneficial owner of shares of our Common Stock as of the Record Date, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the Special Meeting, you must have a legal proxy from your bank, brokerage firm or other nominee.

The control number located on your WHITE proxy card is designed to verify your identity and allow you to vote your shares of our Common Stock, and to confirm that your voting instructions have been properly recorded when submitting a proxy over the Internet or by telephone.

Please note that if you attend the Special Meeting in person, cameras, recording devices, cell phones and certain other electronic devices will not be permitted at the Special Meeting.

Q: What should I do if I have already voted?

A. If you already have voted for the Merger Agreement Proposal using a properly executed WHITE proxy card or otherwise voted for the Merger Agreement Proposal over the Internet or by telephone, you will be considered to have voted in favor of adoption of the Merger Agreement and do not need to do anything, unless you wish to revoke or change your vote.

Q. Who can help answer my other questions?

A. If you have additional questions about the Merger, need assistance in submitting your proxy or voting your shares of our Common Stock, or need additional copies of the proxy statement or your WHITE proxy card, please contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Call toll-free: (800) 322-2885

or

Call collect: (212) 929-5500

SUPPLEMENT TO PROXY STATEMENT

The following information replaces or supplements the information in the specified sections of the proxy statement. The page references listed below are references to pages in the proxy statement, as supplemented by the proxy statement supplement dated May 22, 2013 and not this proxy statement supplement.

SPECIAL FACTORS

The following information replaces or supplements the information under the heading “Special Factors” beginning on page 14 of the proxy statement as supplemented by the proxy statement supplement dated May 22, 2013.

Background of the Merger

The section of the Special Factors titled “Background of the Merger” beginning on page 14 of the proxy statement describes the background of the transaction up to and including May 22, 2013. The discussion below supplements that description up to and including the date of this proxy statement supplement.

In connection with the consideration of the revised offer, Clearwire provided revised prospective financial information to its advisors. While this revised prospective financial information was calculated with the benefit of more recent financial information (including financial results for the last fiscal quarter of 2012 and the first fiscal quarter of 2013) that was not previously available, we do not believe that the new projections are materially different from the information previously provided to you. Centerview and Evercore updated their respective financial analysis on the basis of the revised prospective financial information, as well as updated capitalization numbers provided by the Company. Each of Centerview and Evercore concluded that such revised prospective financial information did not have a material impact on their respective financial analysis as related to the Merger Agreement or the opinions that they delivered. See “Prospective Financial Information” on page S-5 of this proxy statement supplement.

Opinion of Financial Advisor to the Special Committee

The following information supplements the section of the Special Factors titled “Opinion of Financial Advisor to the Special Committee” on page 50 of the proxy statement.

Centerview updated its financial analysis on the basis of the revised prospective financial information, as well as updated capitalization numbers provided by the Company. Centerview concluded that such revised prospective financial information did not have a material impact on its financial analysis as related to the Merger Agreement or the opinion delivered. See “Prospective Financial Information” on page S-5 of this proxy statement supplement.

Opinion of Financial Advisor to the Board of Directors

The following information supplements the section of the Special Factors titled “Opinion of Financial Advisor to the Board of Directors” on page 62 of the proxy statement.

Evercore updated its financial analysis on the basis of the revised prospective financial information, as well as updated capitalization numbers provided by the Company. Evercore concluded that such revised prospective financial information did not have a material impact on its financial analysis as related to the Merger Agreement or the opinion delivered. See “Prospective Financial Information” on page S-5 of this proxy statement supplement.

Prospective Financial Information

The following information supplements, and does not replace, the table and preceding paragraph in the section of the Special Factors titled “Prospective Financial Information” on pages 80 and 81 of the proxy statement.

Set forth below is prospective financial information based on two sets of financial projections of the Company for fiscal years 2012 through 2020 prepared by management of the Company and updated as of May 10, 2013 to reflect the Company’s actual performance during the past two fiscal quarters: (1) the Single-Customer Case, which we refer to as the SCC, which assumes Sprint will remain the Company’s only major wholesale customer, and (2) the Multi-Customer Case, which we refer to as the MCC, which assumes the Company would achieve substantial non-Sprint network traffic from a second major wholesale partner beginning in 2014. The

Company, however, does not expect to be able to obtain a second significant wholesale customer and has been unable to obtain a second significant wholesale customer in spite of its efforts to do so for the last two years. See “—Background of the Merger.” The prospective financial information set forth below was prepared more recently than the prospective financial information initially included in the proxy statement. While this revised prospective financial information was calculated with the benefit of more recent financial information (including financial results for the last fiscal quarter of 2012 and the first fiscal quarter of 2013) that was not previously available, we do not believe that the new projections are materially different from the information previously provided to you. Centerview and Evercore updated their respective financial analysis on the basis of the revised prospective financial information, as well as updated capitalization numbers provided by the Company. Centerview and Evercore concluded that such revised prospective financial information did not have a material impact on their respective financial analysis as related to the Merger Agreement.

SCC	2011A	2012A	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E	‘12-‘20 CAGR
Revenue	$1,253	$1,265	$1,254	$885	$1,145	$1,611	$1,977	$2,288	$2,576	$2,732	10.1%
Adjusted EBITDA(1)	(305)	(155)	(187)	(586)	(351)	254	618	1,049	1,355	1,440	NM
% Margin	NM	NM	NM	NM	NM	15.8%	31.3%	45.9%	52.6%	52.7%
Capital expenditures(2)	220	181	371	375	146	161	233	229	295	317	7.2%
Interest Expense	(474)	(511)	(512)	(512)	(512)	(512)	(512)	(512)	(512)	(512)	0.0%
Free Cash Flow(3)	$(1,357)	$(605)	$(1,066)	$(1,478)	$(1,248)	$(483)	$(174)	$265	$510	$591	NM
Cash Shortfall(4)	1,108	869	58	(1,479)	(2,776)	(3,293)	(3,496)	(3,238)	(2,735)	(2,152)

MCC	2011A	2012A	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E	‘12-‘20 CAGR
Revenue	$1,253	$1,265	$1,254	$966	$1,875	$3,415	$4,608	$5,666	$6,640	$7,040	23.9%
Adjusted EBITDA(1)	(305)	(155)	(187)	(505)	378	2,056	3,199	4,316	5,248	5,517	NM
% Margin	NM	NM	NM	NM	20.2%	60.2%	69.4%	76.2%	79.0%	78.4%
Capital expenditures(2)	220	181	371	375	188	341	461	567	664	704	18.5%
Interest Expense	(474)	(511)	(512)	(512)	(512)	(512)	(512)	(512)	(512)	(512)	0.0%
Free Cash Flow(3)	$(1,357)	$(605)	$(1,066)	$(1,399)	$(648)	$1,008	$2,079	$2,539	$2,399	$2,607	NM
Cash Shortfall(4)	1,108	869	58	(1,400)	(2,097)	(1,124)	926	3,458	5,850	8,450

(1)	Adjusted EBITDA is defined as consolidated operating loss less depreciation and amortization expenses, non-cash expenses related to operating leases (towers, spectrum leases and buildings), stock-based compensation expense, loss from abandonment of network and other assets, charges for differences between recorded amounts and the results of physical counts, and charges for excessive and obsolete network equipment and CPE inventory.
(2)	Capital expenditures include expenditures for the improvement and maintenance of our existing networks and for the deployment of our LTE network.
(3)	Free Cash Flow is defined as Adjusted EBITDA less capital expenditures, changes in net working capital, cash taxes and interest.
(4)	Cash shortfall is defined as cumulative Free Cash Flow adjusted for actual 2012 year end cash balance of $869 million, and assumes our debt is refinanced at maturity at existing rates and there is no incremental debt or other funding other than Sprint financing that has been drawn to date and vendor financing.

OTHER IMPORTANT INFORMATION REGARDING CLEARWIRE

The following information replaces or supplements the information under the heading “Other Important Information Regarding Clearwire” beginning on page 148 of the proxy statement.

Market Price of Common Stock and Dividends

The following information replaces the section of Other Important Information Regarding Clearwire titled “Market Price Data of Common Stock and Dividend” on page 154 of the proxy statement.

Our Class A Common Stock is listed for trading on NASDAQ under the symbol “CLWR.” We have not declared or paid any cash dividends on our Class A Common Stock. The Merger Agreement does not permit us to pay any additional dividends on our Class A Common Stock without the prior written consent of Sprint. The table below shows, for the periods indicated, the price range of our Class A Common Stock, as reported by NASDAQ.

	High	Low
Year Ended December 31, 2011:
First Quarter	$6.00	$4.71
Second Quarter	$6.11	$3.35
Third Quarter	$4.07	$1.32
Fourth Quarter	$2.64	$1.24
Year Ended December 31, 2012:
First Quarter	$2.48	$1.69
Second Quarter	$2.32	$1.00
Third Quarter	$1.95	$0.83
Fourth Quarter	$3.40	$1.21
Year Ended December 31, 2013:
First Quarter	$3.42	$2.85
Second Quarter (through May 24, 2013)	$3.49	$3.08

The closing price of our Class A Common Stock on the NASDAQ on December 14, 2012, the last trading day prior to the public announcement of the execution of the Merger Agreement, was $3.37 per share. The closing price of our Class A Common Stock on the NASDAQ on December 10, 2012, the trading day prior to the date that information about a potential transaction between the Company and Sprint was reported in the press, was $2.40 per share. The closing price of our Class A Common Stock on the NASDAQ on November 20, 2012, the trading day prior to Sprint’s initial proposal to the Company with respect to the Merger, was $2.12 per share. The closing price of our Class A Common Stock on the NASDAQ on October 10, 2012, the trading day immediately prior to the date discussions between Sprint and SoftBank were first confirmed in the marketplace, with the Company speculated to be part of that transaction, was $1.30 per share.

On May 24, 2013, the most recent practicable date before the proxy statement supplement was mailed to our stockholders, the closing price for our Class A Common Stock on NASDAQ was $3.42 per share. You are encouraged to obtain current market quotations for our Class A Common Stock in connection with voting your shares of Class A Common Stock.

If the Merger is completed, there will be no further market for shares of our Class A Common Stock and our Class A Common Stock will be delisted from NASDAQ and deregistered under the Exchange Act.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement supplement, and the documents to which we refer you in this proxy statement supplement, as well as information included in oral statements or other written statements made or to be made by us, contain statements that, in our opinion, may constitute forward-looking statements. Statements containing words such as expect, anticipate, believe, estimate, likely or similar words that are used herein or in other written or oral information conveyed by or on behalf of the Company, are intended to identify forward-looking statements. Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Such forward-looking statements are not guarantees of future events. Actual results may differ, even materially, from those contemplated by the forward-looking statements due to, among others, the following factors:

•	our stockholders may not adopt the Merger Agreement;

•	litigation in respect of the Merger could delay or prevent the closing of the Merger;

•

the parties may be unable to obtain governmental and regulatory approvals required for the Merger, or required governmental and regulatory approvals may delay the Merger or result in the imposition of conditions that could cause the parties to abandon the Merger;

•	the parties may be unable to complete the Merger because, among other reasons, conditions to the closing of the Merger may not be satisfied or waived;

•

our announcement and pursuit of the Merger may disrupt our business and make it more difficult to maintain our business and operational relationships and the restrictions imposed on us prior to the closing of the Merger or termination of the Merger Agreement may prevent us from growing our business or operating outside of the ordinary course of business without the consent of Sprint;

•	developments beyond the parties’ control, including but not limited to, changes in economic and employment conditions, competitive conditions and health care reform;

•	we may not be able to incur additional debt;

•	our stockholders may not approve the Charter Amendment Proposal or the NASDAQ Approval Proposal; or

•	the risk factors and other factors referred to in the Company’s reports filed with or furnished to the SEC.

Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or referred to herein, including, but not limited to, (i) the information contained under this heading and (ii) the information contained under the heading “Risk Factors” and that is otherwise disclosed in our annual report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 14, 2013. See “Where You Can Find More Information.”

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. Except as required by law, we undertake no obligation to update any of these forward-looking statements.

WHERE CAN YOU FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement supplement, by going to the “Investor Relations” page of our corporate website at www.clearwire.com. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement supplement, and therefore is not incorporated herein by reference.

Any person, including any beneficial owner, to whom this proxy statement supplement is delivered may request copies of this proxy statement supplement or other information concerning us, without charge, by written or telephonic request directed to Clearwire Corporation, Attn: Investor Relations, 1475 120th Avenue Northeast, Bellevue, Washington 98005, Telephone (425) 636-5828; or from our proxy solicitor, MacKenzie toll-free at (800) 322-2885, or collect at (212) 929-5500; or from the SEC through the SEC website at the address provided above.

Because the Merger is a “going private” transaction, the Company and Sprint have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

THIS PROXY STATEMENT SUPPLEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT SUPPLEMENT TO VOTE YOUR SHARES OF COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT SUPPLEMENT. THIS PROXY STATEMENT SUPPLEMENT IS DATED MAY 28, 2013. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE PROVISION OF THIS PROXY STATEMENT SUPPLEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.